Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4/A No. 9 (the “Registration Statement”) of our report dated April 1, 2024, relating to the financial statements of Blackboxstocks, Inc. (the “Company”), which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report (Form 10-K) of the Company for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” including in such Registration Statement.

/s/ Turner, Stone and Company, L.L.P.

Turner, Stone and Company, L.L.P.

Dallas, Texas
January 14, 2026